As filed with the Securities and Exchange Commission on September 26, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Southwest Gas Corporation

(Exact Name of Registrant as Specified in Its Charter)

California	88-0085720
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Roy R. Centrella

Senior Vice President, Chief Financial Officer

Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(702) 876-7237

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brandon C. Parris, Esq. Morrison & Foerster LLP 425 Market Street San Francisco, California 94105 (415) 268-7500	Randall J. Towers, Esq. Peter W. Hennessey, Esq. Ballard Spahr LLP 1735 Market Street, 51st Floor Philadelphia, Pennsylvania 19103 (215) 665-8500

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered/ Proposed maximum offering price (1)	Amount of registration fee (1)
Senior Notes due 2046	$300,000,000	$30,210

(1)	The registration fee is calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

The information in this preliminary prospectus is not complete and may be changed. An automatic shelf registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary prospectus is not an offer to sell these securities or a solicitation to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated September 26, 2016

PRELIMINARY PROSPECTUS

$300,000,000

                    % Senior Notes due 2046

This is an offering by Southwest Gas Corporation of $300,000,000 of its                     % Senior Notes due 2046 (the “Notes”). The Notes will mature on                     , 2046, and interest will be paid semi-annually in arrears on April                      and October                      of each year or, if such day is not a business day, on the next succeeding business day, beginning on April                     , 2017. Interest will accrue from September                     , 2016. Southwest Gas Corporation may redeem the Notes in whole or in part at any time, or from time to time, at the redemption prices described on page 18. For a more detailed description of the Notes, see “Description of the Notes” beginning on page 17.

The Notes will be unsecured and unsubordinated general obligations of Southwest Gas Corporation and will rank equal in right of payment with all existing and future unsecured and unsubordinated senior debt of Southwest Gas Corporation and senior in right of payment to all existing and future subordinated debt of Southwest Gas Corporation. The Notes will be effectively subordinated to any secured debt that Southwest Gas Corporation may incur, to the extent of the assets securing such debt, and to all existing and future liabilities of Southwest Gas Corporation’s subsidiaries, including trade payables.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 9 of this prospectus and Item 1A “Risk Factors” beginning on page 8 of our Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of certain risks that you should consider in connection with an investment in the Notes.

	Per Note		Total
Public Offering Price (1)		%	$
Underwriting Discount		%	$
Proceeds to Southwest Gas Corporation (before expenses)		%	$

(1)	Plus accrued interest, if any, from September , 2016.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes are not, and are not expected to be, listed on any securities exchange or included in any automated quotation system. Currently, there is no public market for the Notes.

Delivery of the Notes will be made in book-entry form only through the facilities of The Depository Trust Company, including Clearstream Banking, société anonyme and/or Euroclear Bank S.A./N.V., and its participants against payment in New York, New York, on or about September                     , 2016.

Joint Book-Running Managers

BNY Mellon Capital Markets, LLC	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Co-Managers

Blaylock Beal Van, LLC	Ramirez & Co., Inc.

The date of this prospectus is                     , 2016.

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus that we may provide you in connection with the sale of the Notes offered hereby. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where such offer or sale is not permitted. You should not assume that the information appearing in this prospectus or the documents incorporated herein by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Any information contained on or accessible through our Internet site is not incorporated herein and does not constitute part of this prospectus.

ABOUT THIS PROSPECTUS

Before investing in the Notes, please read and consider all information contained in this prospectus and the documents incorporated by reference in this prospectus together with the additional information described under the section entitled “Available Information.” You should also read and consider the information set forth in the section entitled “Risk Factors” in each of this prospectus and the documents incorporated by reference in this prospectus before you make an investment decision.

We are not making any representation to any purchaser of the Notes regarding the legality of an investment in the Notes by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the Notes.

When we use the terms “Southwest,” the “Company,” “we,” “our” or “us,” we are referring to Southwest Gas Corporation, together with our subsidiaries, except where the context otherwise requires or where otherwise indicated.

The Notes are being offered only for sale in jurisdictions where it is lawful to make such offers. The distribution of this prospectus and the offering of the Notes in other jurisdictions may also be restricted by law. Persons who receive this prospectus should inform themselves about and observe any such restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not authorized or qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting” beginning on page 33 of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus and the documents we incorporate by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, without limitation, statements regarding our expectations, hopes or intentions regarding the future. These forward looking statements can often be identified by their use of words such as “will,” “predict,” “continue,” “forecast,” “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “may” and “assume,” as well as variations of such words and similar expressions referring to the future.

Forward-looking statements involve certain risks and uncertainties, many of which are beyond our control. There are a number of important factors that could cause actual results to differ materially from those discussed in forward-looking statements, including, but not limited to, customer growth rates, conditions in the housing market, the ability to recover costs through the purchased gas adjustment mechanisms or other regulatory assets, the effects of regulation/deregulation, the timing and amount of rate relief, changes in rate design, variability in volume of gas or transportation service sold to customers, changes in gas procurement practices, changes in capital requirements and funding, the impact of conditions in the capital markets on financing costs, changes in construction expenditures and financing, changes in operations and maintenance expenses, effects of pension expense forecasts, accounting changes, future liability claims, changes in pipeline capacity for the transportation of gas and related costs, results of bid work conducted by Centuri Construction Group, Inc. (“Centuri”), impacts of structural and management changes at Centuri, Centuri construction expenses, differences between actual and originally expected outcomes of Centuri bid or other fixed-price construction agreements, and ability to successfully procure new work, acquisitions and management’s plans related thereto, effects of our implementation of a currently contemplated holding company reorganization, competition, our ability to raise capital in external financings, our ability to continue to remain within the ratios and other limits subject to our debt covenants, and ongoing evaluations in regard to goodwill and other intangible assets. In addition, management can provide no assurance that certain trends relating to its financings and operating expenses will continue in future periods. If any of those risks and uncertainties materializes, actual results could differ materially from those discussed in any such forward-looking statement. Additional factors that could cause actual results to differ are discussed under the heading “Risk Factors” and in other sections of this prospectus and our current and periodic reports, and other filings, filed from time to time with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation by Reference” below and for information about how to obtain copies of those documents. All forward-looking statements in this prospectus and the documents incorporated by reference herein are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. We assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should consider these risks and those set forth in, or incorporated into, the “Risk Factors” section of this prospectus prior to investing in the Notes.

AVAILABLE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC an automatic shelf registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of the Company, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s public reference room in Washington, D.C., as well as through the SEC’s Internet site.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information that we incorporate by reference is considered to be a part of this prospectus.

Any reports that we file with the SEC on or after the date of this prospectus and before the date that the offering of the Notes is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference into this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any documents previously incorporated by reference into this prospectus have been modified or superseded. We specifically incorporate by reference into this prospectus the following documents filed with the SEC (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, including pursuant to Item 2.02 or Item 7.01 of Form 8-K, and no such information shall be deemed specifically incorporated by reference hereby):

•	Annual Report on Form 10-K for the year ended December 31, 2015;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016 and June 30, 2016, respectively;

•	The portions of our Definitive Proxy Statement on Schedule 14A (filed on March 31, 2016) that were incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	Current Reports on Form 8-K filed on February 24, 2016 (Item 8.01), February 29, 2016, April 1, 2016, May 10, 2016, June 30, 2016, August 5, 2016 (Item 5.02) and August 5, 2016 (Item 8.01); and

•	Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus until the termination of the offering of the Notes.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits unless they are specifically incorporated by reference in any such documents) at no cost to you by writing or telephoning us at the following:

Southwest Gas Corporation

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

Attention: Corporate Secretary

Telephone: (702) 876-7237

SUMMARY

This summary highlights information contained in this prospectus and the documents incorporated into this prospectus by reference. Because it is a summary, it does not contain all of the information that you should consider before investing in the Notes. You should read this entire prospectus and the documents incorporated by reference carefully, including the sections entitled “Risk Factors” and “Description of the Notes” and the financial statements and related notes thereto included or incorporated by reference in this prospectus in their entirety before making an investment decision.

Southwest Gas Corporation

Southwest was incorporated in March 1931 under the laws of the state of California and is composed of two business segments: natural gas operations and construction services.

Southwest is engaged in the business of purchasing, distributing, and transporting natural gas for customers in portions of Arizona, Nevada, and California. Southwest is the largest distributor of natural gas in Arizona, selling and transporting natural gas in most of central and southern Arizona, including the Phoenix and Tucson metropolitan areas. Southwest is also the largest distributor of natural gas in Nevada, serving the Las Vegas metropolitan area and northern Nevada. In addition, Southwest distributes and transports natural gas for customers in portions of California, including the Lake Tahoe area and the high desert and mountain areas in San Bernardino County.

As of June 30, 2016, Southwest had 1,962,000 residential, commercial, industrial, and other natural gas customers, of which 1,047,000 customers were located in Arizona, 724,000 in Nevada, and 191,000 in California. Residential and commercial customers represented over 99% of the total customer base. During the twelve months ended June 30, 2016, 54% of operating margin was earned in Arizona, 35% in Nevada, and 11% in California. During this same period, Southwest earned 85% of its operating margin from residential and small commercial customers, 3% from other sales customers, and 12% from transportation customers. These general composition patterns are expected to remain materially consistent for the foreseeable future.

Centuri, which also comprises our “construction services” segment, a 96.6% owned subsidiary, is a full-service underground piping contractor that primarily provides utility companies with trenching and installation, replacement, and maintenance services for energy distribution systems, and develops industrial construction solutions. Centuri operations are generally conducted under the business names of NPL Construction Co. (“NPL”), NPL Canada Ltd. (“NPL Canada,” formerly Link-Line Contractors Ltd.), W.S. Nicholls Construction, Inc. and related companies (“W.S. Nicholls”), and Brigadier Pipelines Inc. (“Brigadier”).

Southwest is subject to regulation by the Arizona Corporation Commission (“ACC”), the Public Utilities Commission of Nevada (“PUCN”), and the California Public Utilities Commission (“CPUC”). These commissions regulate public utility rates, practices, facilities, and service territories in their respective states. The CPUC also regulates the issuance of all securities by Southwest, with the exception of short-term borrowings. Certain accounting practices, transmission facilities, and rates are subject to regulation by the Federal Energy Regulatory Commission (“FERC”). Centuri is not regulated by the state utilities commissions or by the FERC in any of its operating areas.

Our administrative offices are located at 5241 Spring Mountain Road, P.O. Box 98510, Las Vegas, Nevada 89193-8510, telephone number (702) 876-7237. Southwest maintains a website (www.swgas.com) for the benefit of shareholders, investors, customers, and other interested parties. Southwest makes its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports available, free of charge, through its website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website is intended to be an inactive textual reference and the information on, or accessible through, our website is not part of this prospectus.

Reorganization

As previously announced, on October 13, 2015, the Board of Directors of Southwest authorized Southwest’s management to evaluate and pursue a holding company reorganization (the “Reorganization”) involving adjustments to the corporate structure hierarchy of Southwest’s natural gas utility operations and construction services segments. The Reorganization is designed to provide further separation between Southwest’s regulated and unregulated businesses, as well as to provide additional financing flexibility.

If consummated, in connection with the Reorganization, each outstanding share of Southwest common stock would automatically convert into a share of common stock of a new California corporation (“HoldCo”), such that shareholders of Southwest immediately prior to consummation of the Reorganization would own the same relative percentages of publicly traded common stock of HoldCo upon consummation of the Reorganization, and Southwest would become a wholly owned subsidiary of HoldCo. Promptly following the foregoing conversion, Southwest’s 96.6% interest in Centuri would be contributed to HoldCo. Thus, following the Reorganization, Southwest and Centuri would each be subsidiaries of HoldCo, but Centuri would no longer be a subsidiary of Southwest. In addition, all of Southwest’s outstanding debt securities (other than debt obligations associated with Centuri) outstanding at the time of the Reorganization, including the Notes offered by this prospectus, will remain obligations of Southwest and will not be assumed by HoldCo, and construction services debt outstanding would continue to be obligations solely of Centuri. After the Reorganization, debt securities could be issued by HoldCo, Southwest, or Centuri.

Preapproval of the Reorganization has been received from the Arizona Corporation Commission, the California Public Utilities Commission and the Public Utilities Commission of Nevada. The Reorganization is also contingent upon consents from various third parties and final Board approval, although no approval or waiver will be required, or consent requested, pursuant to the Indenture for the Notes. Subject to such conditions, the Reorganization is anticipated to become effective in January 2017.

The Reorganization is not being pursued in connection with any particular corporate transaction, and no material operational or financial impact is expected. Once the Reorganization is effective, the consolidated financial statements of HoldCo will reflect the same consolidated activities as the predecessor company. However, the financial statements of Southwest will only reflect the natural gas operations segment and will no longer reflect the activities, including the indebtedness, of Centuri (the constructions services segment), and accordingly, the income and business from Centuri may not be available to service the indebtedness of Southwest, including the Notes.

For the six months ended June 30, 2016, Southwest’s total net income was $84.39 million, of which $79.94 million was attributable to natural gas operations and $4.45 million was attributable to Centuri. For the six months ended June 30, 2016, Southwest’s total operating income was $162.2 million, of which $151.2 million was attributable to natural gas operations and $11.0 million was attributable to Centuri. As of June 30, 2016, consolidated long-term debt outstanding (less current maturities) was approximately $1,427.8 million, of which approximately $1,200.4 million was attributable to natural gas operations and approximately $227.4 million was attributable to Centuri.

For the year ended December 31, 2015, Southwest’s total net income was $138.3 million, of which $111.6 million was attributable to natural gas operations and $26.7 million was attributable to Centuri. For the year ended December 31, 2015, Southwest’s total operating income was $288.3 million, of which $234.8 million was attributable to natural gas operations and $53.5 million was attributable to Centuri. As of December 31, 2015, consolidated long-term debt outstanding (less current maturities) was approximately $1,551.2 million, of which approximately $1,372.3 million was attributable to natural gas operations and approximately $178.9 million was attributable to Centuri. As of December 31, 2015, consolidated total assets were approximately $5,359 million, of which approximately $4,823 million was attributable to the natural gas operations segment and approximately $536 million was attributable to Centuri.

The Offering

Issuer	Southwest Gas Corporation.

Notes Offered	% Senior Notes due 2046.

Aggregate Principal Amount	$300,000,000.

Maturity Date	September , 2046.

Interest Rate	% per annum.

Interest Payment Dates	Interest will be payable semi-annually in arrears on April and October of each year, beginning on April , 2017.

Day Count Convention	30/360.

Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Ranking	The Notes will be our unsecured and unsubordinated general obligations and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated senior debt and senior in right of payment to all of our existing and future subordinated debt.

The Notes will be effectively subordinated to any of our secured debt, to the extent of the assets securing such debt, and to all existing and future liabilities of our subsidiaries, including trade payables.

Optional Redemption	At any time prior to March , 2046 (six months prior to the maturity of the Notes), we may redeem the Notes, in whole or in part, at a price equal to the greater of (1) 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date, or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the adjusted treasury rate plus basis points, plus accrued and unpaid interest up to but excluding the redemption date. Such sum of present values will be calculated by a Quotation Agent appointed by us.

At any time on or after March , 2046 (six months prior to the maturity of the Notes), we may redeem the Notes in whole or in part at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date. See “Description of the Notes—Redemption at Our Option.”

Certain Covenants	The Indenture will contain covenants that include, but are not limited to, restrictions on our ability to issue indebtedness for borrowed money secured by a lien and enter into certain sale and lease-back transactions. See “Description of the Notes—Covenants.”

Events of Default	Events of default generally will include failure to pay principal or any premium, failure to pay interest, failure to observe or perform any other covenant or warranty in the Notes or the Indenture, certain events of bankruptcy, insolvency or reorganization, and certain events of default under our other debt instruments. See “Description of the Notes—Events of Default.”

Use of Proceeds	We intend to use approximately $230 million of the net proceeds from this offering to temporarily pay down, in full, the amount outstanding under our Credit Facility (as defined under “Description of Other Indebtedness”), which, as of September 23, 2016, was approximately $230 million, consisting of (i) $150 million (including $50 million of commercial paper) outstanding under the long-term portion of the Credit Facility and (ii) $80 million outstanding under the designated short-term portion of the Credit Facility. All such amounts may be re-borrowed in full or in part at any time prior to maturity. The remaining balance of the net proceeds from this offering may be used for general corporate purposes. See “Use of Proceeds.”

Clearance and Settlement	The Notes will be cleared through The Depository Trust Company (“DTC”), including Clearstream Banking, société anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. (“Euroclear”), and its participants.

Listing	The Notes are not, and are not expected to be, listed on any securities exchange or included in any automated quotation system. Currently there is no public market for the Notes.

Further Issuances	We may create and issue further notes ranking equally and ratably with the Notes offered by this prospectus in all respects, so that such further notes will be consolidated and form a single series with the Notes offered by this prospectus and will have the same terms as to status and redemption; provided that if such further notes are not fungible for U.S. federal income tax purposes with such previously issued Notes, such further notes will have a separate CUSIP number, if applicable.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 9 of this prospectus and those risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, those risks discussed from time to time in our subsequently filed reports, and other information as provided under “Available Information.”

Governing Law	The Notes will be governed by the laws of the State of New York.

Summary Historical Consolidated Financial and Other Data

The following table sets forth certain summary financial data of Southwest as of and for each of the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 and the twelve months ended June 30, 2016 and 2015. The data for Southwest as of and for each of the fiscal years ended December 31, 2015, 2014, 2013, 2012 and 2011 were derived from our audited consolidated financial statements. The data for Southwest as of and for the twelve months ended June 30, 2016 and 2015 were derived from our unaudited condensed consolidated financial statements. You should read the selected financial data in conjunction with our audited consolidated financial statements as of December 31, 2015 and 2014 and for each of the fiscal years ended December 31, 2015, 2014 and 2013, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as our unaudited condensed consolidated financial statements as of June 30, 2016 and 2015 for the twelve months ended June 30, 2016 and 2015, the notes thereto and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the period ended June 30, 2016, both of which are also incorporated herein by reference.

	Twelve months ended June 30,			Fiscal year ended December 31,
	2016	2015		2015	2014	2013	2012	2011
	(in thousands, except per share data)
Operating Data
Operating revenues
Gas operating revenues	$1,395,629	$1,463,873		$1,454,639	$1,382,087	$1,300,154	$1,321,728	$1,403,366
Construction revenues	1,074,168	869,109		1,008,986	739,620	650,628	606,050	483,822
Total operating revenues	2,469,797	2,332,982		2,463,625	2,121,707	1,950,782	1,927,778	1,887,188
Operating expenses	2,173,856	2,047,716		2,175,293	1,837,224	1,676,567	1,656,254	1,637,108
Operating income	295,941	285,266		288,332	284,483	274,215	271,524	250,080
Net income attributable to Southwest Gas Corporation	145,774	137,648		138,317	141,126	145,320	133,331	112,287
Basic earnings per share of common stock	3.08	2.95		2.94	3.04	3.14	2.89	2.45
Diluted earnings per share	3.06	2.92		2.92	3.01	3.11	2.86	2.43
Balance Sheet
Total assets	5,366,840	5,140,333	(1)	5,358,685	5,208,297	4,565,174	4,488,057	4,276,007
Total current liabilities	582,721	466,190		535,045	470,117	434,164	535,129	847,568
Total equity	1,641,770	1,549,633		1,592,325	1,486,266	1,412,395	1,308,498	1,225,031
Long-term debt, less current maturities	1,427,805	1,515,154	(1)	1,551,204	1,631,374	1,381,327	1,268,373	930,858

(1)	As of December 31, 2015, the Company adopted Accounting Standards Update No. 2015-03, which resulted in debt issuance costs being reflected as a reduction of debt instead of as an asset. As a result, approximately $6.5 million in unamortized debt costs as of June 30, 2015 have been reclassified herein from total assets and reflected as a reduction in long-term debt, less current maturities to conform to the December 31, 2015 presentation.

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider the specific risk factors set forth below, as well as the risk factors described in “Item 1A—Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this prospectus, as well as those risks discussed from time to time in our subsequently filed reports, before deciding to invest in the Notes. You should also consider the other information contained or incorporated by reference in this prospectus before deciding to invest in the Notes. This prospectus contains or incorporates statements that constitute forward-looking statements regarding, among other matters, our intent, belief or current expectations about our business. These forward-looking statements are subject to risks, uncertainties and assumptions.

Risks Relating to the Notes

Your right to receive payments on the Notes is unsecured and will be effectively subordinated to the existing and future debt and other liabilities of our subsidiaries.

The Notes are unsecured and therefore will be effectively subordinated to any secured debt we may incur to the extent of the assets securing such debt. In the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, the assets which serve as collateral for any secured debt will be available to satisfy the obligations under the secured debt before any payments are made on the Notes.

In addition, the Notes will be effectively subordinated to the liabilities of our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due on the Notes, whether by dividends, distributions, loans or other payments. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, the assets of our subsidiaries will be available to pay obligations on the Notes only after creditors of our subsidiaries have been paid first. In such a case, as a result of the application of the subsidiaries’ assets to satisfy claims of creditors, including trade creditors, and preferred equity holders, the value of the stock of the subsidiaries would be diminished and perhaps rendered worthless. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the Notes. The Indenture (as defined under “Description of the Notes”) will not prohibit us or our subsidiaries from incurring additional unsecured indebtedness or issuing preferred equity in the future. In addition, certain debt and security agreements entered into by our subsidiaries may contain various restrictions, including restrictions on payments by our subsidiaries to us.

The Indenture and other instruments that govern our outstanding indebtedness contain restrictions and limitations that could significantly affect our ability to operate our business, as well as significantly affect our liquidity, and adversely affect you, as holders of the Notes.

The Indenture will contain a number of significant covenants that could adversely affect our ability to operate our business, as well as significantly affect our liquidity, and therefore could adversely affect our results of operations. These covenants restrict, among other things, our ability to:

•	issue indebtedness for borrowed money secured by a lien, and

•	enter into certain sale and lease-back transactions.

These covenants are subject to important exceptions and qualifications as described under “Description of the Notes—Covenants.” In addition, the applicable indentures governing our outstanding medium term notes and certain of our outstanding senior notes contain similar restrictive covenants, and the note purchase agreement related to our outstanding 6.10% Senior Notes due 2041 and our Credit Facility each contain a number of covenants and obligations. The breach of any covenant or obligation under the Indenture, the applicable indentures or note purchase agreement governing or related to our outstanding medium term and senior notes or the Credit Facility that is not otherwise waived or cured could result in a default and could trigger acceleration of those obligations, which in turn could trigger cross defaults under other agreements governing our long-term indebtedness. Any default under the Indenture, the applicable indentures or note purchase agreement governing or related to our outstanding medium term and senior notes or the Credit Facility could adversely affect our growth, financial condition, results of operations and ability to make payments on our debt, and could force us to seek protection under the bankruptcy laws. For a description of our outstanding medium term and senior notes, the related indentures and note purchase agreement and our Credit Facility, see “Description of Other Indebtedness.”

An active trading market may not develop for the Notes and you may be unable to sell your Notes.

The Notes will be new securities for which there currently is no trading market, and we do not intend to list the Notes on any securities exchange or automated quotation system. Although we have been informed by the underwriters that they presently intend to make a market in the Notes after this offering is completed, they have no obligation to do so and may discontinue market-making at any time without notice. In addition, market-making activities will be subject to limits imposed by the Securities Act and the Exchange Act. As a result, you cannot be sure that an active trading market will develop for the Notes. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected.

In addition, the liquidity of the trading market for the Notes, if one develops, and the market price quoted for the Notes, may be adversely affected by: changes in the overall market for debt securities; changes in our financial condition, performance or prospects; the prospects for companies in our industry generally; the number of holders of the Notes; the interest of securities dealers in making a market for the Notes; and prevailing interest rates. Further, any adverse events in the global financial markets as a whole may cause a reduction of liquidity in the secondary market for the Notes.

The market valuation of the Notes may be exposed to volatility.

Historically, the debt market has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. The market, if any, for the Notes may not be free from similar disruptions and any such disruptions could adversely affect the prices at which the holders of Notes may sell their Notes. As has been evident in connection with the recent turmoil in global financial markets, including the uncertainty following the June 2016 referendum in which voters in the United Kingdom approved an exit from the European Union, the debt market can experience sudden and sharp price swings, which can be exacerbated by factors such as (i) large or sustained sales by major investors in debt, (ii) a default by a high-profile issuer or (iii) simply a change in investors’ psychology regarding debt. A real or perceived economic downturn could cause a decline in the market value of the Notes. Moreover, if one of the major rating agencies lowers its credit rating of us or the Notes, the market value of the Notes will likely decline. Therefore, holders of the Notes may be unable to sell their Notes at a particular time or, in the event they are able to sell their Notes, the price that they receive when they sell may not be favorable.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the Notes, and to fund planned capital expenditures and expansion efforts will depend upon our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We may need or decide to refinance all or a portion of our indebtedness before maturity, and cannot provide assurances that we will be able to refinance any of our indebtedness, including the Notes, on commercially reasonable terms, or at all. We may have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, obtaining additional equity or debt financing, or entering into joint ventures.

We may choose to redeem the Notes prior to maturity.

We may redeem all or a portion of the Notes at any time. See “Description of the Notes—Redemption at Our Option.” If prevailing interest rates are lower at the time of redemption, holders of the Notes may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.

The Indenture will not limit the amount of unsecured indebtedness that we or our subsidiaries may incur or our ability to enter into a change of control transaction or require us to comply with any financial covenants.

Neither we nor any of our subsidiaries will be restricted from incurring additional unsecured debt or other liabilities, including additional senior debt, under the Indenture. As of June 30, 2016, we had approximately $1.4 billion of indebtedness outstanding (excluding current maturities) and $297.5 million of borrowings available under our Credit Facility. If we incur additional debt or liabilities, our ability to pay our obligations on the Notes could be adversely affected. In addition, we will not be restricted from paying dividends on or issuing or repurchasing our securities under the Indenture. Furthermore, the Indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries), to enter into transactions with affiliates, or to create restrictions on the payment of dividends or other amounts to us from our subsidiaries. Additionally, the Indenture will not require us to offer to purchase the Notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth. There will be no financial covenants in the Indenture. You will not be protected under the Indenture in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus under “Description of the Notes.”

Following the Reorganization, the assets related to our construction business will not be available to satisfy obligations under the Notes.

As part of the Reorganization, Southwest will no longer hold its 96.6% interest in Centuri, its construction segment, which would be transferred to and held by HoldCo. Accordingly, the income and business from the construction segment may not be available to service our indebtedness, including the Notes, which will remain with Southwest following the Reorganization, and in the event of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding involving us, the assets related to the construction segment may not be available for Southwest to make payments on the Notes. See “Summary—Reorganization.”

USE OF PROCEEDS

The net proceeds from the sale of the Notes will be approximately $                     million, after deducting the underwriting discounts and other estimated expenses payable by us. We intend to use approximately $230 million of the net proceeds from this offering to temporarily pay down, in full, the amount outstanding under our Credit Facility, which, as of September 23, 2016, was approximately $230 million, consisting of (i) $150 million (including $50 million of commercial paper) outstanding under the long-term portion of the Credit Facility and (ii) $80 million outstanding under the designated short-term portion of the Credit Facility. All such amounts may be re-borrowed in full or in part at any time prior to maturity. The remaining balance of the net proceeds from this offering may be used for general corporate purposes, including, but not limited to, property acquisitions, capital expenditures and investments related to our facilities, refunding maturing debt, funding payment or redemption requirements of our debt, retiring, refinancing or exchanging our debt, and reimbursing our treasury funds. Pending the specific use of the net proceeds as described above, or any other specific application, the net proceeds from the sale of the Notes may initially be temporarily invested in short-term marketable securities.

The Credit Facility matures on March 25, 2021. The interest rate per annum applicable to revolving loans under the Credit Facility is based upon, at our option, the LIBOR or the “alternate base rate,” plus in each case an applicable margin that is determined based on our senior unsecured long-term debt rating. The applicable margin ranges from 0.875% to 1.750% for loans bearing interest with reference to LIBOR and from 0.00% to 0.750% for loans bearing interest with reference to the alternative base rate. We are also required to pay a commitment fee on the unfunded portion of the commitments based on our senior unsecured long-term debt rating. The commitment fee ranges from 0.100% to 0.250% per annum. As of September 23, 2016, the weighted average interest rate on the total outstanding borrowings under the Credit Facility was 1.4%. For more information regarding our Credit Facility, see “Description of Other Indebtedness—Credit Facility.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for the twelve months ended June 30, 2016, December 31, 2015, 2014, 2013, 2012, and 2011. For the purpose of computing the ratios of earnings to fixed charges, earnings are defined as the sum of pretax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense, including capitalized interest, one-third of rent expense (which approximates the interest component of such expense), preferred securities distributions, and amortized debt costs.

	Twelve months ended June 30,	Twelve months ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	3.49x	3.43x	3.58x	3.90x	3.61x	3.21x

CAPITALIZATION

The following table sets forth our cash and investments and our capitalization as of June 30, 2016 on an actual basis and on an as adjusted basis to reflect the issuance of the Notes being offered hereby, assuming net proceeds of approximately $                     million, after deducting underwriting discounts and other expenses payable by us, and the application of the net proceeds in the manner described under “Use of Proceeds.” This presentation should be read in conjunction with our audited consolidated financial statements and our unaudited condensed consolidated financial statements, and related notes thereto, included in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are incorporated herein by reference.

	As of June 30, 2016
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$12,126	$
Subsidiaries’ debt (included in capitalization and liabilities)	251,995		251,995
Notes offered hereby (included in capitalization and liabilities)	—		300,000
Total current liabilities	582,721		502,721
Total long-term debt (less current maturities)	1,427,805		1,577,805
Total equity	1,641,770		1,641,770
Total capitalization (1)	3,085,117		3,235,117
Total capitalization and liabilities	5,366,840		5,436,840

(1)	Does not take into account the repayment of $100 million 2005 4.85% Series A Industrial Development Revenue Bonds (“IDRBs”) in July 2016 or the repayment of $24.855 million 2006 4.75% Series A IDRBs in September 2016.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of our indebtedness that is outstanding. To the extent such summary contains descriptions of our specific debt instruments, such descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which have been filed with the SEC and which we will provide you upon request.

Industrial Development Revenue Bonds

As of September 23, 2016, we had an aggregate principal amount of approximately $200 million in IDRBs outstanding. The different series of IDRBs will mature at various dates, the first maturity date occurring in 2028 and the last occurring in 2039. Our contracts relating to the issuance of these bonds do not contain material financial covenants or restrictions.

On December 1, 1993, we entered into a Project Agreement with the City of Big Bear Lake, California in connection with the issuance of $50 million of tax-exempt Series A IDRBs, due December 2028, all of which remain outstanding. Such IDRBs are supported by a letter of credit issued by JPMorgan Chase Bank, N.A. The Series A IDRBs bear interest at the rate determined by the remarketing agent to be the lowest rate which would enable the remarketing agent to sell the Series A IDRBs on the effective date of such rate at a price (without regarding accrued interest) equal to 100% of the principal amount thereof.

On March 1, 2003, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $165 million Clark County, Nevada IDRBs due 2038. All of such indebtedness has been repaid, except for $50 million of 2003 Series A variable-rate IDRBs. Such IDRBs are supported by a letter of credit issued by JPMorgan Chase Bank, N.A.

On September 1, 2008, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $50 million in Clark County, Nevada variable-rate 2008 Series A IDRBs due 2038. Such IDRBs are supported by a letter of credit issued by MUFG Union Bank, N.A. All of such IDRBs remain outstanding. Such IDRBs bear interest at the rate determined by the remarketing agent to be the lowest rate which would enable the remarketing agent to sell the bonds on the effective date of such rate at a price (without regarding accrued interest) equal to 100% of the principal amount thereof.

On December 1, 2009, we entered into a Financing Agreement with Clark County, Nevada in connection with the issuance of $50 million in Clark County, Nevada variable-rate 2009 Series A IDRBs due 2039. Such IDRBs are supported by a letter of credit issued by Bank of America, N.A. All of such IDRBs remain outstanding. Such IDRBs bear interest at the rate determined by the remarketing agent to be the lowest rate which would enable the remarketing agent to sell such IDRBs on the effective date of such rate at a price (without regarding accrued interest) equal to 100% of the principal amount thereof.

1996 Indenture

We entered into an indenture on July 15, 1996, which was subsequently supplemented and amended in connection with the issuance of notes, as described below (the “1996 Indenture”). The 1996 Indenture does not contain material financial covenants or restrictions, other than restrictions on our ability to issue indebtedness for borrowed money secured by a lien, and to enter into certain sale and lease-back transactions.

Medium Term Notes

As of June 30, 2016, we have a total of $82.5 million (out of $150 million that have been registered with the SEC for sale) in outstanding principal amount of medium-term notes: $25 million in 7.59% series medium-term notes due 2017, $25 million in 7.78% series medium-term notes due 2022, $25 million in 7.92% series medium-

term notes due 2027, and $7.5 million in 6.76% series medium-term notes due 2027. These medium-term notes are governed by the 1996 Indenture and the Second Supplemental Indenture thereto dated as of December 30, 1996.

Notes due in 2026

As of June 30, 2016, we have $75 million in outstanding principal amount of 8% Notes due 2026. These notes were issued in August 1996 and are governed by the 1996 Indenture and the First Supplemental Indenture thereto dated as of August 1, 1996.

2010 Indenture

We entered into an indenture on December 7, 2010, which was subsequently supplemented and amended in connection with the issuance of the notes, as described below (the “2010 Indenture”). The 2010 Indenture does not contain material financial covenants or restrictions, other than restrictions on our ability to issue indebtedness for borrowed money secured by a lien, and to enter into certain sale and lease-back transactions.

Notes due in 2020

As of June 30, 2016, we have $125 million in outstanding principal amount of 4.45% Senior Notes due 2020. These notes were issued in December 2010 and are governed by the 2010 Indenture and the First Supplemental Indenture thereto dated as of December 10, 2010.

2012 Indenture

We entered into an indenture on March 23, 2012 (the “2012 Indenture”) in connection with the issuance of $250 million 3.875% Senior Notes due 2022. The 2012 Indenture does not contain material financial covenants or restrictions, other than restrictions on our ability to issue indebtedness for borrowed money secured by a lien, and to enter into certain sale and lease-back transactions. As of June 30, 2016, we have $250 million in outstanding principal amount of 3.875% Senior Notes due 2022.

2013 Indenture

We entered into an indenture on October 4, 2013 (the “2013 Indenture”) in connection with the issuance of $250 million 4.875% Senior Notes due 2043. The 2013 Indenture does not contain material financial covenants or restrictions, other than restrictions on our ability to issue indebtedness for borrowed money secured by a lien, and to enter into certain sale and lease-back transactions. As of June 30, 2016, we have $250 million in outstanding principal amount of 4.875% Senior Notes due 2043.

Note Purchase Agreement

We entered into a note purchase agreement on November 18, 2010 (amended on March 28, 2014 (the “Purchase Agreement”) with Metropolitan Life Insurance Company, John Hancock Life Insurance Company (U.S.A.), certain of their respective affiliates and Union Fidelity Life Insurance Company (collectively, the “Purchasers”). Pursuant to the Purchase Agreement, on February 15, 2011, we sold to the Purchasers an aggregate principal amount of $125 million of our 6.10% Senior Notes due 2041. Our obligations under these notes are unsecured and unsubordinated.

The Purchase Agreement contains customary representations and warranties. The Purchase Agreement contains customary affirmative and negative covenants that are applicable for so long as these notes are outstanding, including, subject to certain exceptions and qualifications, among other things, (i) a maximum leverage ratio; (ii) a minimum net worth; and (iii) limitations on our ability to incur secured indebtedness or liens.

These notes are subject to customary events of default, including without limitation, (i) failure to make payments on principal or premium, if any, upon maturity; (ii) failure to pay interest within five business days after the same becomes due and payable; (iii) breaches of certain covenants and agreements; (iv) cross default to payment defaults, including by reason of acceleration, on certain other indebtedness in excess of $10 million; (v) certain events of bankruptcy and insolvency; and (vi) failure to pay judgments in excess of $10 million within a specified period.

Credit Facility

On March 15, 2012, we entered into a revolving credit agreement with The Bank of New York Mellon, as administrative agent, and certain financial institutions as agents, arrangers, bookrunners, and lenders (as amended by Amendment No. 1 to Revolving Credit Agreement, dated as of March 25, 2014, Amendment No. 2 to Revolving Credit Agreement, dated as of March 24, 2015, and Amendment No. 3 to Revolving Credit Agreement, dated as of March 28, 2016) (the “Credit Facility”). The Credit Facility matures on March 25, 2021.

The interest rate per annum applicable to revolving loans under the Credit Facility is based upon, at our option, the LIBOR or the “alternate base rate,” plus in each case an applicable margin that is determined based on our senior unsecured long-term debt rating. The applicable margin ranges from 0.875% to 1.750% for loans bearing interest with reference to LIBOR and from 0.00% to 0.750% for loans bearing interest with reference to the alternative base rate. We are also required to pay a commitment fee on the unfunded portion of the commitments based on our senior unsecured long-term debt rating. The commitment fee ranges from 0.100% to 0.250% per annum.

Our obligations under the Credit Facility are not secured and are not guaranteed by our subsidiaries. The Credit Facility requires that we maintain a Funded Debt (as defined in the Credit Facility) to Total Capitalization (as defined in the Credit Facility) ratio of not more than 0.70 to 1.00 as of the end of any quarter of any fiscal year. In addition, the Credit Facility imposes limitations on liens, consolidations and mergers, disposition of assets, investments, acquisitions, dividends and certain other payments.

DESCRIPTION OF THE NOTES

We will issue the Notes under an Indenture, to be dated as of September     , 2016 (the “Indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as Trustee (the “Trustee”). The following description sets forth the general terms and provisions of the Notes and is subject to the detailed provisions of the Indenture; whenever particular provisions of the Indenture are referred to, such statement is qualified in its entirety by the provisions of the Indenture. The form of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We will file the Indenture by means of a Current Report on Form 8-K. The Indenture contains the full legal text of the matters described in this section.

For purposes of this description, references to the “Company,” “we,” “our” and “us” refer only to Southwest Gas Corporation and do not include any of its current or future subsidiaries. Capitalized terms that are used and not otherwise defined herein shall have the meanings assigned to them in the Indenture.

General

The Notes will be initially limited in principal amount to $300,000,000. The Notes will bear interest from September     , 2016, or from the most recent interest payment date to which interest has been paid at the rate of interest set forth on the cover page of this prospectus. Interest will be payable semi-annually on April                      and October                      of each year, beginning on April                     , 2017, to the persons in whose name the Notes are registered at the close of business on the                      or                      next preceding such interest payment date. For so long as the Notes are registered in the name of DTC, or its nominee, the principal and interest due on the Notes will be payable by us or our agent to DTC for payment to DTC’s participants for subsequent disbursement to the beneficial owners. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. The Notes will mature on the date shown on the cover page of this prospectus. We may in the future, without the consent of the holders of the Notes, issue and sell additional Notes (“Additional Notes”) on the same terms and conditions as the Notes being offered hereby (other than the issue date, issue price, and, if applicable, the initial interest payment date), provided that, if the Additional Notes are not fungible with the Notes for U.S. federal income tax purposes, the Additional Notes will have a separate CUSIP number, if applicable. These Additional Notes will be deemed to be part of the same series as the Notes offered hereby and will vote together with all other Notes of this series for purposes of amendments, waivers and all other matters.

Unsecured Obligations

The Notes will be our unsecured general obligations and will rank on a parity with all our other unsecured, unsubordinated senior indebtedness from time to time outstanding and senior in right of payment to all of our existing and future subordinated indebtedness. There are no limitations under the Indenture on the amount of unsecured indebtedness that we may incur or capital stock that we may issue.

Payment of Notes

Interest. We will pay interest on the Notes on each interest payment date by check mailed and/or wire transfer to the Person in whose name the Notes are registered as of the close of business on the regular record date relating to the interest payment date.

However, if we default in paying interest on the Notes, we will pay defaulted interest in either of the two following ways:

•	We will first propose to the Trustee a payment date for the defaulted interest. Next, the Trustee will choose a special record date for determining which registered holders are entitled to the payment. The special record date will be between 10 and 15 days before the payment date we propose. Finally, we will pay the defaulted interest on the payment date to the registered holder of the Note as of the close of business on the special record date.

•	Alternatively, we can propose to the Trustee any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Notes are listed for trading. If the Trustee thinks the proposal is practicable, payment will be made as proposed.

Principal. We will pay principal of and any premium and interest on the Notes at stated maturity, upon redemption or otherwise, upon presentation of the Notes at the office of the Trustee, as our paying agent.

In our discretion, we may change the place of payment on the Notes, and may remove any paying agent and may appoint one or more additional paying agents.

If any interest payment date or date of maturity of principal of the notes falls on a day that is not a Business Day, then payment of interest or principal may be made on the next succeeding Business Day with the same force and effect as if made on the nominal date of interest payment or maturity, as the case may be, and no interest will accrue for the period from and after such nominal date.

Redemption at Our Option

At any time prior to March         , 2046 (six months prior to the maturity date of the Notes), we may, at our option, redeem the Notes in whole or in part at a redemption price equal to the greater of:

•	100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date), or

•	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus basis points, plus accrued and unpaid interest on those Notes up to but excluding the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

At any time on or after March          (six months prior to the maturity date), we may redeem the Notes in whole or in part at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on those Notes up to but excluding the redemption date (subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date).

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions of the Notes called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law, executive order or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if we obtain fewer than four Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) a Primary Treasury Dealer (as defined below) selected by BNY Mellon Capital Markets, LLC and each of J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC and their respective successors, unless such entity ceases to be a primary U.S. Government securities dealer in the United States of America (a “Primary Treasury Dealer”), in which case the Company shall substitute another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding that redemption date.

Events of Default

An “event of default” occurs with respect to the Notes if:

•	we do not pay any interest on the Notes within 30 days of the due date;

•	we do not pay principal or premium on the Notes on its due date;

•	we remain in breach of any other covenant or warranty of the Indenture for 60 days after we receive a written notice of default stating we are in breach and requiring remedy of the breach; notice must be sent by either the Trustee or registered holders of at least 25% of the principal amount of the Notes;

•	we do not pay $50,000,000 or more of the principal of any other debt, when due and payable, for 30 days after we have received written notice of the default stating we are in breach and requiring remedy of the breach; notice must be sent by either the Trustee or registered holders of at least 25% of the principal amount of the Notes; or

•	we file for bankruptcy or other specified events in bankruptcy, insolvency, receivership or reorganization occur with respect to us.

Remedies

Acceleration. If an event of default occurs and is continuing with respect to the Notes, then either the Trustee or the registered holders of at least 25% in principal amount of the outstanding Notes may declare the principal amount of all of the Notes to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency, receivership or reorganization.

Rescission of Acceleration. After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, the declaration and its consequences will be rescinded and annulled, if all events of default, other than the nonpayment of the principal which has become due solely by the declaration of acceleration, have been cured or waived as provided in the Indenture.

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Control By Registered Holders; Limitations. Subject to the Indenture, the registered holders of a majority in the principal amount of the outstanding Notes will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; or

•	exercise any trust or power conferred on the Trustee with respect to the Notes; provided that:

•	the registered holders’ directions will not conflict with any law or the Indenture; and

•	the registered holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is consistent with the registered holders’ direction. The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the holders pursuant to the Indenture, unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

In addition, the Indenture provides that no registered holder of any Note will have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture for the appointment of a receiver or for any other remedy thereunder unless:

•	that registered holder has previously given the Trustee written notice of a continuing event of default;

•	the registered holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute proceedings in respect of that event of default;

•	the registered holders have offered the Trustee indemnity satisfactory to it against costs, expenses and liabilities incurred in complying with the request in such amount as shall be reasonably acceptable to the Trustee; and

•	for 60 days after receipt of the notice, the Trustee has failed to institute a proceeding and no direction inconsistent with the request has been given to the Trustee during the 60-day period by the registered holders of a majority in aggregate principal amount of outstanding Notes.

Furthermore, no registered holder will be entitled to institute any action if and to the extent that the action would disturb or prejudice the rights of other registered holders.

However, each registered holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right.

Notice of Default

The Trustee is required to give the registered holders of the Notes notice of any default under the Indenture to the extent required by the Trust Indenture Act, unless the default has been cured or waived; except that in the case of an event of default of the character specified above in the third bullet point under “—Events of Default,” no notice shall be given to the registered holders until at least 30 days after the occurrence thereof. The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of the notice to be in the interests of the registered holders.

Waiver of Default and of Compliance

The registered holders of a majority in aggregate principal amount of the outstanding Notes may waive, on behalf of the registered holders of all Notes, any past default under the Indenture, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Indenture that cannot be amended without the consent of the registered holder of each outstanding Note affected.

Compliance with certain covenants in the Indenture or otherwise provided with respect to the Notes may be waived by the registered holders of a majority in aggregate principal amount of the Notes.

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described in the next paragraph, we will preserve our existence.

We have agreed not to consolidate with or merge into any other entity, or to convey, transfer or lease our properties and assets substantially as an entirety to any entity, or to permit any entity to consolidate with or merge into us, unless:

•	the entity formed by the consolidation or into which we are merged, or the entity which acquires or which leases our property and assets substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any state thereof or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal, premium and interest on all the outstanding Notes and the performance or observance of all of our covenants under the Indenture;

•	immediately after giving effect to the transactions and treating any indebtedness which becomes an obligation of the Company as a result of such transactions as having been incurred by the Company at the time of such transactions, no event of default, and no event which after notice or lapse of time or both would become an event of default, will have occurred and be continuing;

•	if, as a result of any such transaction, properties or assets of the Company would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, the Company or such successor entity, as the case may be, shall take such steps as shall be necessary effectively to secure the Notes equally and ratably with (or prior to) all indebtedness secured thereby; and

•	we have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the foregoing and that all conditions precedent set forth in the Indenture relating to such transaction have been complied with.

Covenants

Under the Indenture, we will:

•	pay the principal, interest and any premium on the Notes when due;

•	maintain a place of payment;

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or any premium due on the Notes;

•	deliver an officers’ certificate to the Trustee within 120 days after the end of each fiscal year stating whether or not we are in default in the performance or observance of any of the terms, provisions and conditions of the Indenture; and

•	do all things necessary to preserve and keep our existence in full force and effect subject to the above under “Consolidation, Merger and Conveyances of Assets as an Entirety.”

Maintenance of Properties. We will cause all properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this covenant shall prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders of the Notes.

Payment of Taxes and Other Claims. We will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all taxes, assessments and governmental charges levied or imposed upon us or upon our income, profits or property and (2) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon our property; provided, however, that we shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings or if such failure to pay or discharge could not reasonably be expected to have a material adverse effect on our business, operations, affairs, financial condition, assets or properties and our subsidiaries taken as a whole or on our ability to pay the Notes in accordance with their terms.

Restrictions on Liens. We will not issue, assume or guarantee any Debt secured by any Lien upon our property or assets (whether such property or assets are now owned or hereafter acquired), without in any such case effectively securing, prior to or concurrently with the issuance, assumption or guarantee of any such Debt, the Notes (together with, if we shall so determine, any other indebtedness of ours or guarantee by us ranking equally with the Notes and then existing or thereafter created) equally and ratably with (or, at our option, prior to) such Debt. The foregoing restrictions do not apply to or prevent the creation of:

•	Liens on any property acquired, constructed or improved by us after September , 2016 that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement incurred after September , 2016, or, in addition to Liens referred to in the second and third bullets below, Liens on any property existing at the time of acquisition thereof, provided that the Liens do not apply to any property theretofore owned by us other than, in the case of any such construction or improvement, any theretofore unimproved property on which the property so constructed or the improvement is located;

•	existing Liens on any property or indebtedness of a Person that is merged with or into or consolidated with us, provided that the Liens do not apply to any property theretofore owned by us;

•	Liens in favor of the United States, any state, or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt of the pollution control or industrial revenue bond type;

•	Liens on our current assets to secure loans which mature within 12 months from the creation thereof and which are made in the ordinary course of business;

•	Liens on our property (including any natural gas, oil or other mineral property) to secure all or part of the cost of exploration or drilling for or development of oil or gas reserves or laying a pipeline or to secure Debt incurred to provide funds for any such purpose;

•	any Lien existing on September , 2016;

•	Liens on moneys or government obligations deposited with a trustee or agent for holders of Debt to defease such Debt; and

•

Liens for the sole purpose of extending, renewing or replacing, in whole or in part, Liens securing Debt of the type referred to in the foregoing bullets or this bullet; provided, however, that the principal amount of Debt so secured at the time of such extension, renewal or replacement (plus all accrued interest on the Debt and the amount of all fees and expenses, including premiums, incurred in connection therewith) may not be increased, and that such extension, renewal or replacement is limited to all or part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property).

Notwithstanding the foregoing, we may issue, assume or guarantee Debt secured by a Lien which would otherwise be subject to the foregoing restrictions up to an aggregate amount that, together with all our other Indebtedness (other than the Debt secured by Liens described in the foregoing bullets) that would otherwise be subject to the foregoing restrictions and the Value of all Sale and Lease-back Transactions existing at that time (other than any Sale and Lease-back Transaction that, if it had been a Lien, would have been permitted under the first bullet of the preceding paragraph and other than Sale and Lease-back Transactions as to which application of amounts have been made in accordance with the second bullet of the first paragraph under “—Restrictions on Sale and Lease-back Transactions”), does not at the time we issue, assume, or guarantee Debt secured by such Lien exceed 10% of Total Capitalization.

Restrictions on Sale and Lease-back Transactions. We will not enter into any Sale and Lease-back Transaction unless the proceeds from such sale are at least equal to the fair value of the property being sold and leased-back and either:

•	we would be entitled under the first bullet of the first paragraph under “—Restrictions on Liens” or the second paragraph under “—Restrictions on Liens” to incur Debt secured by a Lien on such property without equally and ratably securing the Notes; or

•	within 180 days of the effective date of the Sale and Lease-back Transaction, we apply, or covenant that we will apply, an amount not less than the fair value of such property to one or more of (1) the payment or other retirement of Funded Debt incurred or assumed by the Company which is senior to or on parity with the Notes (other than Funded Debt owned by the Company) or (2) the purchase of property at not more than its fair value (other than the property involved in such sale).

Certain Definitions. The terms set forth below are defined in the Indenture as follows:

“Capitalized Lease” means any lease of our property (whether real, personal or mixed) by us as lessee that would, in conformity with generally accepted accounting principles, be required to be accounted for as a capital lease on our balance sheet.

“Corporation” means a corporation, association, company, joint-stock company or business trust.

“Debt” means debt issued, assumed or guaranteed by us for money borrowed.

“Funded Debt” means all our Indebtedness that by its terms or by the terms of any instrument or agreement relating thereto matures more than one year from, or is directly or indirectly renewable or extendable at our option to a date more than one year from the date of creation thereof (including an option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year), but excluding any payments due under the terms thereof within 12 months of any date of determination (including any deposit or payment required to be made under any repayment provision, sinking fund, purchase fund or similar provision).

“Indebtedness” means, as applied to any Person, Capitalized Leases, bonds, notes, debentures and other securities representing obligations for borrowed money created or assumed by such Person. All indebtedness guaranteed as to payment of principal in any manner by such Person or in effect guaranteed by such Person through a contingent agreement to purchase such indebtedness, and all indebtedness that is both secured by a Lien upon property owned by such Person and upon which such Person customarily pays interest, even though such Person has not assumed or become liable for the payment of such indebtedness, shall for all purposes thereof be deemed to be “Indebtedness” of such Person.

“Lien” means any lien, mortgage, pledge, security interest, charge or other encumbrance of any kind.

“Person” means any individual, Corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Sale and Lease-back Transaction” means any direct or indirect arrangement with any Person providing for the lease to us of our property (except for temporary leases for a term, including any renewal thereof, of not more than three years), which property has been or is to be sold or transferred by us to such Person or to any other Person by whom funds have been or are to be advanced on the security of such property.

“Total Capitalization” means, as at any time, the aggregate of (1) all amounts outstanding on such date classified as our shareholders’ equity on such date, (2) all amounts outstanding on such date classified as our preferred or preference stock on such date and (3) all amounts of our Funded Debt outstanding on such date determined on an unconsolidated basis.

“Value” means, with respect to a Sale and Lease-back Transaction, as at any time, the amount equal to the greater of (1) the net proceeds from the sale or transfer of the property leased pursuant to such Sale and Lease-back Transaction and (2) the fair value, in the opinion of our board of directors, of such property at the time of entering into such Sale and Lease-back Transaction, in either case divided first by the number of full years of the term of the lease and then multiplied by the number of full years of such term remaining at the time of determination, without regard to any renewal or extension options contained in the lease.

Modification of Indenture

Without Registered Holder Consent. Without the consent of any registered holders of the Notes, we and the Trustee may amend or modify the Indenture for any of the following purposes:

•	to evidence the succession of another entity to the Company;

•	to add one or more covenants of the Company or other provisions for the benefit of the registered holders of the Notes, or to surrender any right or power conferred upon the Company;

•	to add any additional events of default for the Notes;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to cure any ambiguity or to correct or supplement any provision contained in the Indenture which may be defective or inconsistent with any other provision contained in the Indenture, make any other changes that do not adversely affect the interests of the holders of the Notes, or to make such other provisions in regard to matters or questions arising under the Indenture, provided that no action under this clause shall adversely affect the interests of the holders of the Notes;

•	to conform the provisions of the Indenture or the Notes to any provision of the “Description of the Notes” section in this prospectus; or

•	to provide for the issuance of Additional Notes.

If the Trust Indenture Act is amended after the date of the Indenture so as to require changes to the Indenture or the elimination of provisions which, at the date of the Indenture or at any time thereafter, were required by the Trust Indenture Act to be contained in the Indenture, the Indenture will be deemed to have been amended so as to conform to the amendment or to effect the changes or elimination, and we and the Trustee may, without the consent of any registered holders, enter into one or more supplemental indentures to effect or evidence the amendment.

With Registered Holder Consent. We and the Trustee may, with some exceptions, amend or modify the Indenture with the consent of the registered holders of at least a majority in aggregate principal amount of the

Notes. However, no amendment or modification may, without the consent of the registered holder of each outstanding Note affected thereby:

•	change the stated maturity of the principal or interest on any Note;

•	reduce the principal amount, interest or premium payable on any Note;

•	change the currency in which any Note is payable;

•	impair the right to bring suit to enforce any payment on or after the maturity thereof;

•	reduce the percentage of registered holders whose consent is required for any amendment, modification or waiver; or

•	modify certain of the provisions in the Indenture relating to amendments.

Miscellaneous Provisions

The Indenture provides that certain Notes, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Defeasance and Covenant Defeasance” below, will not be deemed to be “outstanding” in determining whether the registered holders of the requisite principal amount of the outstanding Notes have given or taken any demand, direction, consent or other action under the Indenture as of any date, or are present at a meeting of registered holders for quorum purposes.

We will be entitled to set any day as a record date for the purpose of determining the registered holders of outstanding Notes entitled to give or take any demand, direction, consent or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain circumstances, the Trustee also will be entitled to set a record date for action by registered holders. If a record date is set for any action to be taken by registered holders of the Notes, the action may be taken only by persons who are registered holders of the Notes on the record date.

Defeasance and Covenant Defeasance

The Indenture provides that we may, upon satisfying several conditions, cause ourselves to be:

•	discharged from our obligations, with some exceptions, with respect to the Notes, which we refer to as “defeasance”; and

•	released from our obligations under certain covenants with respect to the Notes, which we refer to as “covenant defeasance”.

One condition we must satisfy is the irrevocable deposit with the Trustee, in trust, of money and/or government obligations which, through the scheduled payment of principal and interest on those obligations, would provide sufficient funds to pay the principal of and any premium and interest on the Notes on the maturity dates of the payment or upon redemption.

The Indenture permits defeasance with respect to the Notes even if a prior covenant defeasance has occurred with respect to the Notes. Following a defeasance, payment of the Notes defeased may not be accelerated because of an event of default. Following a covenant defeasance, payment of the Notes may not be accelerated by reference to those covenants specified in the covenant defeasance. However, if such an acceleration were to occur, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the Notes, since the required deposit in the defeasance trust would be based upon scheduled cash flows rather than market value, which would vary depending upon interest rates and other factors.

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the registered holders of a majority in principal amount of the then outstanding Notes.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Indenture.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

Form; Transfers; Exchanges

The Notes will be issued in registered, global form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee acts as our agent for registering the Notes in the names of holders and transferring the Notes. We may appoint another agent or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also perform transfers. In our discretion, we may change the place for registration or transfer of the Notes and may remove and/or appoint one or more additional security registrars.

There will be no service charge for any such transfer or exchange of the Notes, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange. We may block any such transfer or exchange of (a) the Notes during a period of 15 days prior to giving any notice of redemption or (b) any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York (including Section 5-1401 of the General Obligations Law of the State of New York but otherwise without regard to principles of conflicts of laws).

Global Notes

DTC will act as securities depository for the Notes. The Notes will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global notes, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with DTC or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global notes.

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or “DTCC.” DTCC is the holding company for DTC, National Securities Clearing

Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a custodial relationship with a direct participant either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

We will issue the Notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Notes.

If we determine at any time that the Notes shall no longer be represented by global notes, we will inform DTC of such determination which will, in turn, notify participants of their right to withdraw their beneficial interest from the global notes, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global notes. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.

As long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global notes and all Notes represented by these global notes for all purposes under the Notes and the Indenture. Except in the limited circumstances referred to above, owners of beneficial interests in global notes:

•	will not be entitled to have the Notes represented by these global notes registered in their names, and

•	will not be considered to be owners or holders of the global notes or any Notes represented by these global notes for any purpose under the Notes or the Indenture.

All payments on the Notes represented by the global notes and all transfers and deliveries of related Notes will be made to DTC or its nominee, as the case may be, as the holder of the Notes.

Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee (including, if applicable, those of Euroclear and Clearstream). Ownership of beneficial interests in global notes will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global notes may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor the Trustee will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global notes, or for maintaining, supervising or reviewing any of DTC’s records or any participant’s records relating to these beneficial ownership interests.

Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC, Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

Same-day Settlement and Payment

The Notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

No Responsibility for Performance

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants, DTC, Euroclear and Clearstream are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC, Euroclear and Clearstream or their direct participants or indirect participants under the rules and procedures governing DTC, Euroclear and Clearstream, as applicable.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes certain material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the Notes. Except where noted, this summary deals only with a Note held as a “capital asset” for tax purposes, by a beneficial owner who purchased a Note on original issuance at its “issue price” (the first price at which a substantial portion of the Notes is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of initial purchasers, placement agents or wholesalers). This summary does not address all aspects of U.S. federal income taxation relating to the purchase, ownership, and disposition of the Notes. It also does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to a holder who may be subject to special tax treatment, including a dealer in securities or currencies, bank, financial institution, tax-exempt organization, tax-exempt entity, insurance company, real estate investment trust, regulated investment company, grantor trust, trader in securities that elects to use a mark-to-market method of accounting for its securities, foreign or domestic partnership or other entity treated as a partnership for federal income tax purposes, or U.S. expatriate;

•	tax consequences to persons holding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle; and

•	tax consequences to U.S. holders (as defined below) of Notes whose “functional currency” is not the U.S. dollar.

This section does not consider the specific facts and circumstances that may be relevant to a particular holder and does not address alternative minimum tax considerations, estate tax considerations, or the treatment of a holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury Regulations (“Treasury Regulations”), and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership (or other entity treated as a partnership) holds the Notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. If you are a partner in a partnership (or other entity treated as a partnership) holding Notes, you should consult your own tax advisor with regard to the U.S. federal income tax treatment of holding the Notes.

If you are considering the purchase of Notes, you should consult your tax advisors regarding the U.S. federal income tax consequences to you in light of your own particular situation, as well as the potential consequences to you of U.S. federal estate and gift tax laws, and any applicable foreign, state and local laws and tax treaties.

As used herein, the term “U.S. holder” means a beneficial owner of Notes that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust (or if such trust has made a valid election under applicable Treasury Regulations to be treated as a United States person).

A “non-U.S. holder” is a beneficial owner of Notes that is not a U.S. holder or a partnership.

Consequences to U.S. Holders

This subsection describes the tax consequences to a U.S. holder relating to the purchase, ownership, and disposition of the Notes.

Payment of Interest

It is anticipated, and this discussion assumes, that the Notes will be issued with no more than a de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes, in which case interest on the Notes generally will be taxable to a U.S. holder as ordinary income at the time that it is received or accrued, in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the issue price of the Notes is less than their stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury Regulations), a U.S. holder will be required to include the difference in income as OID as it accrues in accordance with a constant yield method.

Sale, Exchange, Redemption or Other Taxable Disposition of Notes

A U.S. holder will generally recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of a Note equal to the difference between the amount realized (less accrued interest, which will be taxable as ordinary interest income to the extent that the holder has not previously included the accrued interest in gross income) upon the sale, exchange, redemption or other taxable disposition and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will generally be the cost of the Note to such U.S. holder. Capital gain of a non-corporate U.S. holder is currently taxed at a reduced rate if the U.S. holder has held the Note for more than one year. Subject to limited exceptions, the deductibility of capital losses is subject to limitations under the Code.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the Notes and to the proceeds of a sale, exchange, redemption, retirement or other disposition of a Note paid to a U.S. holder unless the U.S. holder is an exempt recipient (such as a corporation) and properly establishes its exemption.

Backup withholding generally will apply to those payments if the U.S. holder fails to provide, under penalties of perjury, a properly executed IRS Form W-9 or substantially similar form that contains:

•	its taxpayer identification number;

•	a certification that (a) the U.S. holder is exempt from backup withholding, (b) the U.S. holder has not been notified by the IRS that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the U.S. holder has been notified by the IRS that it is no longer subject to backup withholding; and

•	a certification that the U.S. holder is a U.S. person (including a U.S. resident alien).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Tax on Net Investment Income

Certain U.S. holders who are individuals, estates or trusts may be required to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other taxable disposition of the Notes. U.S. holders should consult their tax advisors regarding the effect, if any, of this additional tax on their ownership and disposition of the Notes.

Consequences to Non-U.S. Holders

This subsection describes the tax consequences to a non-U.S. holder relating to the purchase, ownership, and disposition of the Notes.

Interest

All payments of interest and principal on the Notes made to a non-U.S. holder will be exempt from U.S. federal income tax, provided that: (i) such non-U.S. holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) such non-U.S. holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, (iii) such non-U.S. holder is not a bank receiving certain types of interest, and (iv) the beneficial owner of the Notes certifies, under penalties of perjury, to us or our paying agent on IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute form), that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless such non-U.S. holder provides us with a properly executed (i) IRS Form W-8BEN or W-8BEN-E, as applicable (or appropriate substitute form), claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (ii) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the Notes is not subject to withholding tax because it is effectively connected with the conduct of a trade or business in the United States.

Sale, Exchange, Retirement or Other Disposition of the Notes

Subject to the discussion below concerning backup withholding and except with respect to accrued but unpaid interest, which will be taxable as described above under “—Interest,” a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on the receipt of payments of principal on a Note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a Note, unless in the case of gain (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the United States and, if a treaty applies (and the holder complies with applicable certification and other requirements to claim treaty benefits), is attributable to a permanent establishment maintained by the non-U.S. holder within the United States or (ii) such non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met.

Income Effectively Connected with a U.S. Trade or Business

If a non-U.S. holder of Notes is engaged in a trade or business in the United States, and if interest on the Notes or gain realized on the sale, exchange, or other disposition of the Notes is effectively connected with the conduct of such trade or business, the non-U.S. holder generally will be subject to regular U.S. federal income tax on such income or gain in the same manner as if the non-U.S. holder were a U.S. holder. If the non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States. Payments of interest that are effectively connected with a U.S. trade or business (and, if an income tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to the 30% withholding tax provided that the holder claims exemption from withholding. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a properly executed IRS Form W-8ECI. In addition, if such a non-U.S. holder is a foreign corporation, such holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information Reporting and Backup Withholding

Payments of interest made to a non-U.S. holder, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS. The IRS may make this information available under the provisions of an applicable tax treaty to the tax authorities in the country in which the non-U.S. holder is a resident. Backup withholding tax generally will not apply to payments of interest and principal on a Note to a non-U.S. holder if the non-U.S. holder duly provides certification of foreign status such as an IRS Form W-8BEN or W-8BEN-E, as applicable, described in “—Consequences to Non-U.S. Holders—Interest” or if the non-U.S. holder otherwise establishes an exemption from backup withholding, provided that the Company does not have actual knowledge or reason to know that such holder is a U.S. person.

Payments to a non-U.S. holder of the proceeds of a sale of a Note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the non-U.S. holder properly certifies under penalties of perjury as to its foreign status and certain other conditions are met or such non-U.S. holder otherwise establishes an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale of a Note effected outside the United States by a foreign office of a broker. Unless such a broker has documentary evidence in its records that such holder is a non-U.S. holder and certain other conditions are met or such holder otherwise establishes an exemption, however, information reporting will apply to a payment of the proceeds of the sale of a Note effected outside the United States by certain brokers with substantial connections to the United States.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) imposes a 30% U.S. federal withholding tax on certain U.S. source payments, including interest (and OID, if any), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the U.S. Treasury Department to collect and provide to the U.S. Treasury Department certain information regarding U.S. financial account holders with such institution (including certain account holders that are foreign entities with U.S. owners) or otherwise complies with FATCA. In addition, the Notes may constitute a “financial account” for these purposes and therefore be subject to information reporting requirements pursuant to FATCA. FATCA also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

The U.S. Treasury Department and the IRS have announced that withholding on payments of gross proceeds from a sale or redemption of property of a type that can produce Withholdable Payments (such as the Notes) will only apply to payments made after December 31, 2018. If we determine withholding is appropriate with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Prospective investors are urged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in the Notes.

UNDERWRITING

BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Wells Fargo Securities, LLC, are acting as representatives of each of the underwriters named below. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally and not jointly agreed to purchase, the aggregate principal amount of the Notes set forth opposite its name below.

Underwriters	Principal Amount of Notes
BNY Mellon Capital Markets, LLC
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC
Blaylock Beal Van, LLC
Samuel A. Ramirez & Company, Inc.

Total	$300,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of the Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of                     % of the principal amount of the Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of                     % of the principal amount of the Notes. After the initial offering of the Notes, the offering price and other selling terms of the offering may be changed.

The expenses of the offering of the Notes payable by us, not including the underwriting discount, are estimated at $600,000.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the

Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Short Positions

In connection with the offering of the Notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the price of the Notes. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the Notes. The underwriters will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice. In connection with the offering of the Notes, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase Notes in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters or their affiliates have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Other Relationships

Certain of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business, including entering into derivative transactions, with us or our affiliates for which they have received and may continue to receive customary fees and commissions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

In addition, certain affiliates of the underwriters are lenders under our Credit Facility (as defined under “Description of Other Indebtedness”), for which these affiliates have been paid customary fees. Approximately $230 million of the net proceeds from this offering will be used to temporarily pay down, in full, the amount outstanding under our Credit Facility, which, as of September 23, 2016, was approximately $230 million. The weighted average interest rate on the total outstanding borrowings under the Credit Facility was 1.4% as of September 23, 2016. Additionally, BNY Mellon Capital Markets, LLC, J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, each of whom are underwriters of the offering of the Notes, are affiliates of The Bank of New York Mellon, JPMorgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank, National Association, respectively, each of which are lenders under the Credit Facility.

In addition, The Bank of New York Mellon Trust Company, N.A, which is an affiliate of BNY Mellon Capital Markets, LLC, is the trustee of the Notes, the 4.45% Senior Notes due 2020, the 3.875% Senior Notes due 2022 and the 4.875% Senior Notes due 2043, for which it has been paid customary fees.

Selling Restrictions

Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act(Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, (the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Morrison & Foerster LLP. Certain legal matters will be passed upon for the underwriters by Ballard Spahr LLP.

$300,000,000

                    % Senior Notes due 2046

PRELIMINARY PROSPECTUS

Joint Book-Running Managers

BNY Mellon Capital Markets, LLC	BofA Merrill Lynch	J.P. Morgan	Wells Fargo Securities

Co-Managers

Blaylock Beal Van, LLC	Ramirez & Co., Inc.

The date of this prospectus is                     , 2016.

PART II

Information Not Required in Prospectus

Item 14.	Other Expenses of Issuance and Distribution

The following is a statement of the estimated expenses (other than underwriting discounts and commissions) to be incurred by Southwest Gas Corporation in connection with the issuance and distribution of the securities registered under this registration statement.

SEC registration fee	$30,210
Legal fees and expenses	150,000
Accounting fees and expenses	70,000
Printing fees	40,000
Rating agency fees	300,000
Miscellaneous	9,790

Total	$600,000

Item 15.	Indemnification of Directors and Officers

The Company’s Restated Articles of Incorporation contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law. The General Corporation Law of California (the “Law”) (i) authorizes the elimination of liability of directors for monetary damages in an action brought by a shareholder in the right of the Company or by the Company for breach of a director’s duties to the Company and its shareholders and (ii) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided (a) for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and Section 316 (certain unlawful dividends, distributions, loans and guarantees) of the Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

The Amended Bylaws of the Company provide that the Company has the power to indemnify directors and officers to the fullest extent permitted under California law and the Company’s Restated Articles of Incorporation. The Company has entered into indemnification agreements with its directors and officers which require that the Company indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the Law. The Company also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Company for covered losses as defined in the policy.

Item 16.	Exhibits

Exhibit No.	Description

1.1*	Underwriting Agreement

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

3.2	Amended Bylaws (incorporated herein by reference to Exhibit 3(ii) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016)

4.1	Form of Indenture for Senior Notes Due 2046

5.1	Opinion of Morrison & Foerster LLP

12.1	Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.01 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

*	To be filed as an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference into the registration statement.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on September 26, 2016.

SOUTHWEST GAS CORPORATION

By:	/s/ John P. Hester
Name:	John P. Hester
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John P. Hester John P. Hester	Director, President and Chief Executive Officer (Principal Executive Officer)	September 26, 2016

/s/ Roy R. Centrella Roy R. Centrella	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	September 26, 2016

/s/ Gregory J. Peterson Gregory J. Peterson	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	September 26, 2016

/s/ Robert L. Boughner* Robert L. Boughner	Director	September 26, 2016

/s/ José A. Cárdenas* José A. Cárdenas	Director	September 26, 2016

/s/ Thomas E. Chestnut* Thomas E. Chestnut	Director	September 26, 2016

/s/ Stephen C. Comer* Stephen C. Comer	Director	September 26, 2016

/s/ LeRoy C. Hanneman, Jr.* LeRoy C. Hanneman, Jr.	Director	September 26, 2016

/s/ Anne L. Mariucci* Anne L. Mariucci	Director	September 26, 2016

/s/ Michael J. Melarkey* Michael J. Melarkey	Chairman of the Board of Directors	September 26, 2016

Signature	Title	Date

/s/ A. Randall Thoman* A. Randall Thoman	Director	September 26, 2016

/s/ Thomas A. Thomas* Thomas A. Thomas	Director	September 26, 2016

/s/ Terrence L. Wright* Terrence L. Wright	Director	September 26, 2016

*By:	/s/ Roy R. Centrella
Roy R. Centrella Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Underwriting Agreement

3.1	Restated Articles of Incorporation (incorporated by reference to Exhibit 3(i) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

3.2	Amended Bylaws (incorporated herein by reference to Exhibit 3(ii) of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016)

4.1	Form of Indenture for Senior Notes Due 2046

5.1	Opinion of Morrison & Foerster LLP

12.1	Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.01 of the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016)

23.1	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939 of Trustee under the Indenture

*	To be filed as an amendment or as an exhibit to a document filed under the Exchange Act and incorporated by reference into the registration statement.